UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

CryoPort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California  92630

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

         Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐ Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2009 the Company’s Chairman accepted the resignation of Gary Cannon from the Company’s Board of Directors. Mr. Cannon will serve on the Company’s advisory board and continue to serve as outside general legal counsel to the Company.

On May 4, 2009 the Company’s Board of Directors appointed Carlton M. Johnson to fill the vacancy left by Gary Cannon’s resignation.  Mr. Johnson’s appointment also fullfills an agreement between the Company and BridgePointe Master Fund Ltd. to have a representative of BridgePointe on the Company’s board of directors pursuant to the Company’s debt covenants with BridgePointe.

Mr. Johnson has been In-House Legal Counsel for Roswell Capital Partners LLC (“Roswell”) of Alpharetta, Georgia since joining the firm in April of 1996. Roswell is a fund management company focused on private equity investments in small-cap publicly traded companies. Mr. Johnson has been a member of the Alabama Bar since 1986, the Florida Bar since 1988, and the State Bar of Georgia since 1997. He was a shareholder in the Pensacola, Florida Bar Registered (AV rated) of Preeminent law firms, Smith, Sauer, DeMaria & Johnson from 1988-1996. In 1996 he was Vice President and President-Elect of the 600 member Escambia-Santa Rosa Bar Association. During 1993 through to 1996 he served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science, with high honors, at Auburn University in 1982 and Juris Doctorate at Samford University – Cumberland School of Law, with high honors in 1986. He has served on the Board of Directors for Peregrine Pharmaceuticals Inc. since 1999. He is the Chair of their Audit Committee, and has served in various positions for this emerging biotech company including assisting in business development and licensing, financing and general corporate governance. Since 2001, Mr. Johnson has served on the Board of Directors of Patriot Scientific, Inc. He is Chair of the Compensation Committee and serves on the Audit Committee, as well as the Executive Committee and is Patriot Scientific Co-Chair to the holding company for intellectual property licensing and enforcement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoPort, Inc.
(Registrant)

Date: May 8, 2009	By:	/s/ Larry Stambaugh
Larry Stambaugh
Chief Executive Officer, President